SCHEDULE 14A
                                ============
                          SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

Filed by the Registrant  X
                        ---
Filed by a Party other than the Registrant
                                           ---
Check the appropriate box:

    Preliminary Proxy Statement
- ---
    Confidential, For Use of the Commission Only (Pursuant to Section 240.
- ---   14a-6(e)(2)(ii))

    Definitive Proxy Statement
- ---
    Definitive Additional Materials
- ---
 X  Soliciting Materials Pursuant to Sections 240.14a-11(c) or 240.14a-12
- ---
                                  MESA INC.
                                  =========
              (Name of Registrant as Specified In Its Charter)

                              William D. Ballew
                              -----------------
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

 X  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
- ---
    $500 per each party to the controversy pursuant to Exchange Act Rule 14a
- ---   -6(i)(3).

    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
- ---

  1.  Title of each class of securities to which transaction applies:  None

  2.  Aggregate number of securities to which transaction applies:  None

  3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (1) None

  4.  Proposed maximum aggregate value of transaction:  None

  5.  Total fee paid: None

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1.  Amount Previously Paid:  Not Applicable

  2.  Form, Schedule or Registration Statement No.:  Not Applicable

  3.  Filing Party:  Not Applicable

  4.  Date Filed:  Not Applicable

                                                               July 12, 1995

                           Participant Information
       On Behalf of a Majority of the Board of Directors of MESA Inc.
       --------------------------------------------------------------

     On June 29, 1995, Dennis R. Washington and Marvin Davis sent a letter to the Board of Directors of the Company asking the Board to promptly form a committee consisting of all independent directors, with independent financial and legal advisors, to explore all alternatives to enhance value for MESA Inc.'s shareholders. That same day, Messrs. Washington and Davis made a Schedule 13D filing with the Securities and Exchange Commission announcing that they were part of a group with Davis Acquisition, L.P., Davis Companies, the Marvin and Barbara Davis Revocable Trust, David H. Batchelder and Dorn Parkinson (collectively, the "13D Group"). The Schedule 13D stated that as of that date the 13D Group beneficially owned an aggregate of 6 million shares of Common Stock of MESA, including 3.5 million shares owned by Dennis Washington.

     In a July 6, 1995, meeting, the Board of Directors of MESA reaffirmed its commitment to the Company's previously announced restructuring program, which had included the proposed sale of its Hugoton field oil and gas properties. In addition, the Board approved a proposal to expand its review of strategic alternatives to include consideration of the sale of MESA to another company and a stock-for-stock merger of MESA with another company and authorized MESA's financial advisor, Lehman Brothers Inc., to seek indications of interest of potential buyers and merger partners, both domestic and foreign. Pursuant to this proposal, the sale/merger alternatives, like the restructuring alternatives, will be explored for under the direction of MESA's entire Board of Directors and not by a separate committee with separate financial and legal advisors. David Batchelder and Dorn Parkinson, who were elected to the Board as Dennis Washington's designees, voted against this proposal, stating that their opposition was based on the fact that the proposal did not contemplate a separate committee with separate advisors.

     Following this meeting, the 13D Group announced that in light of the refusal of MESA's Board to appoint such a committee of independent directors, the group members would seek to call a special meeting of the Company's shareholders for the purpose of electing a majority of directors who would be committed to exploring all alternatives for maximizing shareholder value. The Company believes that the 13D Group will seek to achieve its goal by attempting to remove certain of the current directors of the Company and/or otherwise to elect its nominees so that they would constitute a majority of the Board.

     While recognizing that it is of course the shareholders' prerogative to call a special meeting in accordance with the Company's charter and bylaws, the members of MESA's Board of Directors other than Messrs. Batchelder and Parkinson (the "Majority Directors") do not support the 13D Group's efforts. The Majority Directors believe that any such meeting will create significant distraction from the Company's efforts to explore strategic alternatives.
If a special meeting is held, the Majority Directors expect to oppose the 13D Group's efforts to remove any of the Majority Directors from office and/or to elect nominees of the 13D Group to the Board at such a meeting.

     We are not requesting any revocations of demands or calls or any other proxy or consent at this time.
- ---------------------------------------------------------------------------

     Each of MESA's directors (other than Messrs. Batchelder and Parkinson) and each of MESA's executive officers could be deemed participants in any solicitation by the Majority Directors in opposition to the 13D Group. Information is attached hereto relating to the interests, direct or indirect, by security holdings or otherwise, of such directors and executive officers, which information has been excerpted from MESA's Proxy Statement dated April 4, 1995 relating to the 1995 Annual Meeting.

                       ATTACHMENT TO JULY 12, 1995
               PARTICIPANT INFORMATION ON BEHALF OF A MAJORITY
                   OF THE BOARD OF DIRECTORS OF MESA INC.

                     THESE MATERIALS ARE EXCERPTED FROM
                 MESA'S PROXY STATEMENT DATED APRIL 4, 1995
                    RELATING TO ITS 1995 ANNUAL MEETING.

    The following table sets forth with respect to each MESA director (other than Messrs. Batchelder and Parkinson) (i) his name and age, (ii) the period during which he has served as a director, if currently a director, and (iii) his principal occupation over the last five years (including other directorships and business experience):

                                                  Business Experience
           Name and Age                           Over Past Five Years
     ------------------------                ------------------------------

     Boone Pickens, age 66.................. January 1992-Present, Chairman
                                             of the Board of Directors and
                                             Chief Executive Officer of the
                                             Company; October 1985-December
                                             1991, General Partner of Mesa
                                             Limited Partnership (prede-
                                             cessor to the Company and
                                             hereinafter referred to as the
                                             "Partnership"); 1964-January
                                             1987, Chairman of the Board,
                                             President, and founder of Mesa
                                             Petroleum Co. (predecessor to
                                             the Partnership, hereinafter
                                             referred to as "Original
                                             Mesa").

     Paul W. Cain, age 56................... January 1992-Present, Director,
                                             President, and Chief Operating
                                             Officer of the Company; August
                                             1986-December 1991, President,
                                             Chief Operating Officer of
                                             the Partnership; Director of
                                             Bicoastal Corporation.

     John L. Cox, age 70.................... August 1994-Present, Director
                                             of the Company; independent oil
                                             and gas producer for more than
                                             the last five years.

     John S. Herrington, age 55............. January 1992-Present, Director
                                             of the Company; December 1991
                                             -Present, personal investments
                                             and real estate activities; May
                                             1990-November 1991, Chairman of
                                             the Board of Harcourt Brace
                                             Jovanovich, Inc. (publishing);
                                             May 1989-May 1990, Director of
                                             Harcourt Brace Jovanovich,
                                             Inc.; February 1985-January
                                             1989, Secretary of the
                                             Department of Energy of the
                                             United States.

                                                  Business Experience
           Name and Age                           Over Past Five Years
     ------------------------                ------------------------------

     Wales H. Madden, Jr., age 67........... January 1992-Present, Director
                                             of the Company; December 1985
                                             -December 1991, Member of the
                                             Advisory Committee of the
                                             Partnership; 1964-January 1987,
                                             Director of Original Mesa; Self
                                             -employed attorney and
                                             businessman for more than the
                                             last five years; Director of
                                             Boatmen's First National Bank
                                             of Amarillo.

     Fayez S. Sarofim, age 66............... January 1992-Present, Director
                                             of the Company; Chairman of the
                                             Board and President of Fayez
                                             Sarofim & Co. (investment
                                             adviser) for more than the last
                                             five years; Director of
                                             Teledyne, Inc., Unitrin, Inc.,
                                             Argonaut Group, Inc., and
                                             Imperial Holly Corporation.

     Robert L. Stillwell, age 58............ January 1992-Present, Director
                                             of the Company; December 1985
                                             -December 1991, Member of the
                                             Advisory Committee of the Part-
                                             nership; 1969-January 1987,
                                             Director of Original Mesa;
                                             Partner in the law firm of
                                             Baker & Botts, L.L.P., for more
                                             than the last five years.

     J.R. Walsh, Jr., age 70................ January 1992-Present, Director
                                             of the Company; December 1985
                                             -December 1991, Member of the
                                             Advisory Committee of the
                                             Partnership; 1982-January 1987,
                                             Director of Original Mesa;
                                             President and Chairman of the
                                             Board of United Mud Service
                                             Company (oil and gas service
                                             company) for more than the last
                                             five years.

Director Compensation, Certain Relationships, and Committees
- ------------------------------------------------------------

     Each director of the Company serving during 1994 who was not also an employee of the Company or its subsidiaries received compensation of $20,000 in 1994. Directors who are also employees of the Company receive no remuneration for their services as directors.

     Mr. Sarofim, a director and member of the Compensation and Stock Option Committees, is Chairman of the Board, President, and owner of a majority of the outstanding capital stock of Fayez Sarofim & Co., which acts as an investment adviser to certain employee benefit plans of the Company. During the year ended December 31, 1994, Fayez Sarofim & Co. received fees, paid by the employee benefit plans, of $135,442 for such services and has been retained to provide such services in 1995.

     Mr. Stillwell, a director and member of the Compensation and Stock Option Committees, is a partner in the law firm of Baker & Botts, L.L.P. The Company retained Baker & Botts, L.L.P. and incurred legal fees for such services in 1994. Baker & Botts, L.L.P. has been retained to provide legal services in 1995.

     Mr. Walsh, a director and member of the Compensation and Stock Option Committees, is President and Chairman of the Board of United Mud Service Company. The Company paid United Mud Service Company $82,428 for drilling mud and services during the year ended December 31, 1994, and expects to use United Mud Service Company for such products and services in 1995.

                          MANAGEMENT OF THE COMPANY
                          =========================

     The following table sets forth the name, age, and five-year employment history of each Executive Officer of the Company:

                                                  Business Experience
           Name and Age                           Over Past Five Years
     ------------------------                ------------------------------

     Boone Pickens, age 66.................. January 1992-Present, Chairman
                                             of the Board of Directors and
                                             Chief Executive Officer of the
                                             Company; October 1985-December
                                             1991, General Partner of the
                                             Partnership; 1964-January 1987,
                                             Chairman of the Board,
                                             President, and founder of
                                             Original Mesa.

     Paul W. Cain, age 56................... January 1992-Present, Director,
                                             President, and Chief Operating
                                             Officer of the Company; August
                                             1986-December 1991, President,
                                             Chief Operating Officer of
                                             the Partnership; Director of
                                             Bicoastal Corporation.

                                                  Business Experience
           Name and Age                           Over Past Five Years
     ------------------------                ------------------------------

     Dennis E. Fagerstone, age 46........... January 1992-Present, Vice
                                             President-Exploration and
                                             Production of the Company; May
                                             1991-December 1991, Vice
                                             President-Exploration and
                                             Production of the Partnership;
                                             June 1988-May 1991, Vice
                                             President-Operations of the
                                             Partnership.

     Stephen K. Gardner, age 35............. June 1994-Present, Vice
                                             President, Chief Financial
                                             Officer of the Company; January
                                             1992-May 1994, Vice President
                                             of BTC Partners Inc. (financial
                                             consultant to the Company); May
                                             1988-December 1991, Financial
                                             Analyst of BTC Partners, Inc.;
                                             June 1987-April 1988, Financial
                                             Analyst of the Partnership;
                                             Director of Bicoastal
                                             Corporation.

     Andrew J. Littlefair, age 34........... January 1992-Present, Vice
                                             President-Public Affairs of the
                                             Company; August 1987-December
                                             1991, Assistant to the General
                                             Partner of the Partnership;
                                             January 1984-August 1987, Staff
                                             Assistant to the President of
                                             the United States, Washington,
                                             D.C.

     William D. Ballew, age 36.............. January 1992-Present, Con-
                                             troller of the Company; May
                                             1991-December 1991, Controller
                                             of the Partnership; January
                                             1991-May 1991, Manager-
                                             Accounting of the Partnership;
                                             December 1988-December 1990,
                                             Assistant to the Controller of
                                             the Partnership; July 1986-
                                             December 1988, Audit Manager
                                             for Price Waterhouse, Dallas,
                                             Texas.

                           EXECUTIVE COMPENSATION
                           ======================

Compensation of Executive Officers
- ----------------------------------

     The table set forth below contains certain information regarding compensation earned by, awarded to, or paid to the Chief Executive Officer and the other four most highly compensated executive officers of the Company for services rendered to the Company during the years 1992 through 1994.

                          Summary Compensation Table
                          --------------------------

                                               Annual Compensation
                                       ----------------------------------
                                                             Other Annual
  Name and Principal Position    Year    Salary    Bonus     Compensation(2)
- -------------------------------- ----   --------  --------   ------------

Boone Pickens,                   1994   $675,000  $175,000    $     --
  Chairman of the Board of       1993    675,000         0          --
  Directors and Chief Executive  1992    960,000         0(1)       --
  Officer

Paul W. Cain,                    1994    400,020   150,000          --
  President, Chief Operating     1993    400,020   225,000          --
  Officer                        1992    400,020         0(1)       --

Dennis E. Fagerstone,            1994    199,980   100,000          --
  Vice President-Exploration     1993    199,980    75,000          --
  and Production                 1992    199,980   106,323(1)       --

Andrew J. Littlefair,            1994    115,980   100,000          --
  Vice President-Public Affairs  1993    115,980    75,000          --
                                 1992    109,980    92,330(1)       --

William D. Ballew,               1994    121,230    40,000          --
  Controller                     1993    115,980    50,000          --
                                 1992    109,980    66,512(1)       --

                                          Long-Term
                                         Compensation
                                        Awards-Number
                                          of Shares
                                          Underlying       All Other
  Name and Principal Position     Year   Options/SARs    Compensation(3)
- --------------------------------  ----  ---------------  ---------------

Boone Pickens,                    1994      200,000      $1,094,500(4)
  Chairman of the Board of        1993      275,000         114,750(5)
  Directors and Chief Executive   1992      800,000       1,047,707(6)
  Officer

Paul W. Cain,                     1994      150,000          93,503(7)
  President, Chief Operating      1993      100,000         106,253(8)
  Officer                         1992      150,000         273,040(9)

Dennis E. Fagerstone,             1994       85,000          50,997(10)
  Vice President-Exploration      1993       10,000          46,747(11)
  and Production                  1992       50,000          72,740(12)

Andrew J. Littlefair,             1994       85,000          36,717(13)
  Vice President-Public Affairs   1993       25,000          32,467(14)
                                  1992       30,000          47,583(15)

William D. Ballew,                1994       45,000          27,409(16)
  Controller                      1993       10,000          28,217(17)
                                  1992       30,000          43,807(18)

(1) Bonuses paid to the executive officers of the Company in 1992 include bonus payments with respect to performance in 1992 as well as the unpaid portion of deferred bonuses awarded in 1990 and 1991. The following amounts were paid to the executive officers of the Company for services rendered during 1992: $0 to Mr. Pickens; $0 to Mr. Cain; $28,000 to Mr. Fagerstone; $32,000 to Mr. Littlefair; and $21,000 to Mr. Ballew. On July 1, 1992, the Company cancelled the key employee life insurance policies for certain of its officers and other employees and collected the aggregate cash surrender value of $1,210,859. At the same time, the Company accelerated the deferred portion of bonuses awarded in previous years to such officers and employees. The balance of the 1992 bonus amounts represents the acceleration of the deferred portion of bonuses for prior years that were paid to each individual in the above table in connection with the cancellation of employee life insurance policies. Bonuses paid to the individuals named in the table above for 1992 (but not for 1993 or 1994) were paid pursuant to a bonus plan under which the Company awarded bonuses by reference to the achievement of certain established objectives by such individuals for the bonus plan year, although under such plan awards could be made even if all such objectives were not fully achieved. Under such plan, awards generally vested and were paid in three annual installments. Bonuses paid in 1993 and 1994 were awarded based upon the decisions of the Company's Compensation Committee. See "Compensation Committee Report" below.

(2) Apart from the compensation set forth in the summary compensation table and under the plans and pursuant to the transactions described below, other compensation paid for services during the years ended December 31, 1994, 1993, and 1992, respectively, to each individual named in the summary compensation table aggregated less than 10% of the total salary and bonus reported for such individual in the summary compensation table, or $50,000, if lower.

(3) Except as reflected in other notes, "All Other Compensation" consists of the following items. First, the Company maintains an Employees Premium Plan and a Profit Sharing Plan, both of which are retirement plans (the "Retirement Plans"), for all employees (see separate discussion below). Total employer contributions to the Retirement Plans for the account of a participant in any calendar year are limited as specified by the Internal Revenue Code (the "Code") and the Retirement Plans. See "Limitation on Contributions to Benefit Plans" below. The maximum annual amount of employer contributions to the Retirement Plans totaled $25,500 in 1994 and $30,000 in 1993 and 1992. The Company contributed 17% of each employee's total 1994 compensation to the Retirement Plans. Second, to the extent that 17% of an employee's total compensation exceeded $25,500 in 1994 (all employees with total compensation in excess of $150,000) and $30,000 in 1993 and 1992 (all employees with total compensation in excess of $176,470), the Company, as a matter of policy, paid the excess amount in cash to such employee. Third, prior to July 1, 1992, the Company maintained a key employee life insurance program (see separate discussion below) for each executive officer and certain other key employees for which the Company paid a major portion of the premiums. Fourth, Mr. Pickens was granted a bonus, payment of which has been deferred until his retirement and subject to his continued employment (except in certain events) through December 31, 1995, with respect to the Company's 1994 commodities and securities investment activities, which were managed by Mr. Pickens. See "Compensation Committee Report" below.

(4) Includes the following: a $25,500 Retirement Plans contribution; a $119,000 payment for a Retirement Plans contribution in excess of the contribution limitation as described in Note 3 above; a $950,000 bonus payment which has been deferred until Mr. Pickens' retirement and subject to his continued employment (except in certain events) through December 31, 1995, with respect to the Company's 1994 commodities and securities investment activities managed by him. See "Compensation Committee Report" below.

(5)  Includes the following:  a $30,000 Retirement Plans contribution;
     an $84,750 payment for a Retirement Plans contribution in excess of the contribution limitation as described in Note 3 above.

(6) Includes the following: $114,244 of life insurance premiums; a $30,000 Retirement Plans contribution; a $133,200 payment for Retirement
     Plans contribution in excess of the contribution limitation as described in Note 3 above. Also includes cancellation of the previous deferred compensation plan for which $3,590,345 had been previously expensed and accrued and which was replaced by a split-dollar life insurance program that was funded in 1992 at a premium cost of $4,360,608. The net amount attributable to 1992 is reflected in the summary compensation table.

(7) Includes the following: a $25,500 Retirement Plans contribution; a $68,003 payment for a Retirement Plans contribution in excess of the contribution limitation as described in Note 3 above.

(8) Includes the following: a $30,000 Retirement Plans contribution; a $76,253 payment for a Retirement Plans contribution in excess of the contribution limitation as described in Note 3 above.

(9) Includes the following: $28,266 of life insurance premiums; a $30,000 Retirement Plans contribution; a $38,003 payment for a Retirement Plans contribution in excess of the contribution limitation as described in Note 3 above. Also includes cancellation of the previous deferred compensation plan for which $323,229 had been previously expensed and accrued and which was replaced by a split-dollar life insurance program that was funded in 1992 at a premium cost of $500,000. The net amount attributable to 1992 is reflected in the summary compensation table.

(10) Includes the following: a $25,500 Retirement Plans contribution; a $25,497 payment for a Retirement Plans contribution in excess of the contribution limitation as described in Note 3 above.

(11) Includes the following: a $30,000 Retirement Plans contribution; a $16,747 payment for a Retirement Plans contribution in excess of the contribution limitation as described in Note 3 above.

(12) Includes the following: $6,840 of life insurance premiums; a $30,000 Retirement Plans contribution; a $35,900 payment for a Retirement Plans contribution in excess of the contribution limitation as described in Note 3 above.

(13) Includes the following: a $25,500 Retirement Plans contribution; an $11,217 payment for a Retirement Plans contribution in excess of the contribution limitation as described in Note 3 above.

(14) Includes the following: a $30,000 Retirement Plans contribution; a $2,467 payment for a Retirement Plans contribution in excess of the contribution limitation as described in Note 3 above.

(15) Includes the following: $2,187 of life insurance premiums; a $30,000 Retirement Plans contribution; a $15,396 payment for a Retirement Plans contribution in excess of the contribution limitation as described in Note 3 above.

(16) Includes the following: a $25,500 Retirement Plans contribution; a $1,909 payment for a Retirement Plans contribution in excess of the contribution limitation as described in Note 3 above.

(17) Includes a $28,217 Retirement Plans contribution.

(18) Includes the following: $3,360 of life insurance premiums; a $30,000 Retirement Plans contribution; a $10,447 payment for a Retirement Plans contribution in excess of the contribution limitation as described in Note 3 above.

Employees Premium and Profit Sharing Plans
- ------------------------------------------

     MESA maintains the Retirement Plans for the benefit of its employees. Each year, the Company is required to contribute to the Employees Premium Plan 5% of the total compensation (as defined in the plan) paid to participants and may also contribute up to 12% of total compensation (as defined) to the Profit Sharing Plan. Participants become 30% vested in their account balances in the Retirement Plans after three years of service and 40% vested after four years of service. Participants become vested an additional 20% for each additional year of service through year seven.

     Effective December 31, 1991, all participants were fully vested in their account balances in the Retirement Plans as a result of certain property dispositions consummated in 1990 and 1991. Participants shall remain fully vested in their 1991 balances, but contributions in 1992 and later years under the Retirement Plans are subject to the vesting schedule described above.

     Prior years of service with the Company's predecessors are counted in the vesting schedule. Amounts accumulated and vested are distributable only under certain circumstances, including termination of the Retirement Plans.

Limitation on Contributions to Benefit Plans
- --------------------------------------------

     Total employer contributions to the Retirement Plans for the account of a participant in any calendar year are limited to the lesser of what is specified by the Code or by the Retirement Plans. The Code provides that annual additions to a participant's account may not exceed the lesser of $30,000 or 25% of the amount of the participant's annual compensation. The Retirement Plans provide that aggregate annual additions to a participant's account may not exceed 17% of eligible compensation as defined by the Retirement Plans. The eligible compensation per the Code was limited to $150,000 in 1994 and $228,000 in 1993 and 1992. The Company, in its
discretion, may determine to make cash payments of amounts attributable to an employee's participation in the Retirement Plans to the extent such amounts exceed the Code limitations. As a matter of general policy for employees of the Company, the Company makes annual cash payments directly to employees to the extent that the annual additions to the account of each such employee pursuant to the Retirement Plans would exceed the Code limitations.

1991 Stock Option Plan
- ----------------------

     The 1991 Stock Option Plan (the "Option Plan") was approved by stockholders in 1991 and amended by stockholders in 1994. Its purpose is to serve as an incentive to, and aid in the retention of, key executives and other employees whose training, experience, and ability are considered important to the operations and success of the Company. The Option Plan is administered by the Stock Option Committee composed of non-employee directors of the Company who meet the requirements of "disinterested person" in Rule 16b-3(c)(2)(i) of the Securities Exchange Act of 1934. Pursuant to the Option Plan, the Stock Option Committee is given the authority to designate plan participants, to determine the terms and provisions of options granted thereunder, and to supervise the administration of the plan. A total of 4,000,000 shares of Common Stock are currently subject to the plan, of which options for 3,042,950 shares have been granted. At December 31, 1994, the following stock options were outstanding:

                                                                  Number of
                                                                   Options
                                                                  ---------

     Granted....................................................  3,042,950
     Exercised..................................................    (62,720)
     Forfeited..................................................    (53,770)
                                                                  ---------
     Outstanding at December 31, 1994...........................  2,926,460
                                                                  =========

     Shares of Common Stock subject to an option are awarded at an exercise price that is equivalent to at least 100% of the fair market value of the Common Stock on the date the option is granted. The purchase price of the shares as to which the option is exercised is payable in full at exercise in cash or in shares of Common Stock previously held by the optionee for more than six months, valued at their fair market value on the date of exercise. Subject to Stock Option Committee approval and to certain legal limitations, an optionee may pay all or any portion of the purchase price by electing to have the Company withhold a number of shares of Common Stock having a fair market value equal to the purchase price. Options granted under the Option Plan include a limited right of relinquishment that permits an optionee, in lieu of purchasing the entire number of shares subject to purchase thereunder and subject to consent of the Stock Option Committee, to relinquish all or part of the unexercised portion of an option, to the extent exercisable, for cash and/or shares of Common Stock in an amount representing the appreciation in market value of the shares subject to such options over the exercise price thereof. In its discretion, the Stock Option Committee may provide for the acceleration of any unvested installments of outstanding options. The Board of Directors may amend, alter, or discontinue the Option Plan, subject in certain cases to stockholder approval.

     The options granted and outstanding at December 31, 1994, have exercise prices and vesting schedules as set forth in the following table:

               Exercise                       Vesting Schedule
Number of      Price Per       --------------------------------------------
 Options         Share            30%         55%         80%        100%
- ---------      ---------       --------    --------    --------    --------
1,126,000      $ 6.8125        07/10/92    01/10/93    01/10/94    01/10/95
  142,500       11.6875        04/02/93    10/02/93    10/02/94    10/02/95
  107,960        5.8125        11/18/93    05/18/94    05/18/95    05/18/96
  475,000        7.3750        05/10/94    11/10/94    11/10/95    11/10/96
   75,000        6.1875        12/06/94    06/06/95    06/06/96    06/06/97
1,000,000        4.2500        06/01/95    12/01/95    12/01/96    12/01/97

     Options granted to the Chief Executive Officer and the other four most highly compensated executive officers of the Company during 1994 are as follows:

                    Option/SAR Grants in Last Fiscal Year
                    -------------------------------------

                               Number of
                                Shares        Percent of Total
                              Underlying        Options/SARs       Exercise
                             Options/SARs         Granted to       or Base
         Name                 Granted (1)     Employees in 1994     Price
- ------------------------     ------------     -----------------   ----------

Boone Pickens                   200,000             18.60%         $4.25

Paul W. Cain                    150,000             13.95%          4.25

Dennis E. Fagerstone             85,000              7.91%          4.25

Andrew J. Littlefair             85,000              7.91%          4.25

William D. Ballew                45,000              4.19%          4.25

                                                Potential Realized Value at
                                                  Assumed Annual Rates of
                                                 Stock Price Appreciation
         Name              Expiration Date            For Option Term
- ------------------------   -----------------   -----------------------------
                                                   5%                 10%
                                               ----------         ----------

Boone Pickens              December 01, 2004    $534,560          $1,354,681

Paul W. Cain               December 01, 2004     400,920           1,016,011

Dennis E. Fagerstone       December 01, 2004     227,188             575,739

Andrew J. Littlefair       December 01, 2004     227,188             575,739

William D. Ballew          December 01, 2004     120,276             304,803

(1) Of the options listed in the above table, 30% will be vested and exercisable beginning June 1, 1995; 55% will be vested and exercisable beginning December 1, 1995; 80% will be vested and exercisable beginning December 1, 1996; and 100% will be vested and exercisable beginning December 1, 1997.

     Options exercised in 1994, and the number and value of exercisable and unexercisable options at December 31, 1994, for the Chief Executive Officer and the other four most highly compensated executive officers of the Company are as follows:

   Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End
                              Option/SAR Values
   -----------------------------------------------------------------------

                                       Year Ended December 31, 1994
                              ----------------------------------------------
                              Number of Shares Acquired
          Name                       on Exercise              Value Realized
- -------------------------     -------------------------       --------------

Boone Pickens                            --                     $   --

Paul W. Cain                             --                         --

Dennis E. Fagerstone                     --                         --

Andrew J. Littlefair                     --                         --

William D. Ballew                        --                         --

                                                      Value of Unexercised
                      Number of Shares Underlying         In-the-Money
                      Unexercised Options/SARs at        Options/SARs at
                           December 31, 1994            December 31, 1994
                      ---------------------------  ------------------------
                      Exercisable   Unexercisable  Exercisable Unexercisable
- --------------------- -----------   -------------  ----------- ------------
Boone Pickens           791,250        483,750       $   0       $125,000

Paul W. Cain            175,000        225,000           0         93,750

Dennis E. Fagerstone     45,500         99,500           0         53,125

Andrew J. Littlefair     37,750        102,250           0         53,125

William D. Ballew        29,500         55,500           0         28,125

     At December 31, 1994, the Company's Common Stock per share closed at $4.875. The exercise price of the three grants of stock options reflected in the aggregate in the above tables are $6.8125, $7.375, and $4.25, respectively, per share. Thus, only outstanding options with an exercise price of $4.25, none of which were exercisable at December 31, 1994, were in-the-money at such date.

Other
- -----

     There were no awards made under any long-term incentive plans from January 1, 1994, through December 31, 1994, that require disclosure in the Long-Term Incentive Plan Awards table. From January 1, 1994, through December 31, 1994, no options or stock appreciation rights were repriced (as defined in Item 402(i) of Regulation S-K of the Securities Act of 1933). Furthermore, the Company does not have any employment contracts or termination or change-in-control arrangements with the Chief Executive Officer or the other four most highly compensated executive officers of the Company that would require disclosure pursuant to Item 402(h) of Regulation S-K.

Compensation Committee Interlocks and Insider Participation
- -----------------------------------------------------------

     Mr. Sarofim, a director and member of the Compensation and Stock Option Committees, is Chairman of the Board, President, and owner of a majority of the outstanding capital stock of Fayez Sarofim & Co., which acts as an investment adviser to certain employee benefit plans of the Company. During the year ended December 31, 1994, Fayez Sarofim & Co. received fees, paid by the employee benefit plans, of $135,442 for such services and has been retained to provide such services in 1995.

     Mr. Stillwell, a director and member of the Compensation and Stock Option Committees, is a partner in the law firm of Baker & Botts, L.L.P. The Company retained Baker & Botts, L.L.P. and incurred legal fees for such services in 1994. Baker & Botts, L.L.P. has been retained to provide legal services in 1995.

     Mr. Walsh, a director and member of the Compensation and Stock Option Committees, is President and Chairman of the Board of United Mud Service Company. The Company paid United Mud Service Company $82,428 for drilling mud and services during the year ended December 31, 1994, and expects to use United Mud Service Company for such products and services in 1995.

Compensation Committee Report
- -----------------------------

     The Company's Compensation Committee is composed of the three non-employee directors named below. The Committee's decisions as to annual base salaries, bonuses, and stock option grants, if any, for Mr. Pickens, Chairman and Chief Executive Officer, and the other executive officers of the Company are based on the subjective judgment of the Committee as to (1) a reasonable value to the Company of the services of Mr. Pickens and the other officers in their respective capacities and for their respective contributions; (2) a reasonable competitive market value of the services of Mr. Pickens and the other officers in such capacities; (3) a reasonable relationship to compensation levels of the chief executive and other officers of other public companies, including those companies named in the Company's "Peer Group" discussed under "Performance Graph" below; and (4) the recommendation of senior management as to compensation levels for all officers other than Mr. Pickens. The Committee's decisions in this regard are not based on any objective, required, or projected performance criteria for the Company or its securities. Mr. Pickens' base salary and the 1994 salaries listed in the summary compensation table for the four other most highly compensated executive officers are the result of such judgment. The Committee made a similar judgment based on its assessment of the efforts and contributions of individual officers during the year and on the above-listed criteria with respect to 1994 current bonuses for Mr. Pickens and the other officers (as listed in the summary compensation table), as well as stock option grants to such persons. The deferred bonus for Mr. Pickens represents the Committee's subjective judgment as to a reasonable value to the Company of Mr. Pickens' contribution to the Company's commodities and securities investment activities, including the hedging of natural gas production, which are conducted by Mr. Pickens. These activities resulted in gains to the Company of $17.3 million in 1994, consisting of a $7.6 million realized gain during 1994 and a $9.7 million unrealized gain at December 31, 1994, which amount was realized in early 1995.

     The Company intends to comply with Internal Revenue Service regulations under Section 162(m) of the Code dealing with non-deductibility of executive compensation in excess of one million dollars annually except under certain permitted circumstances that deal generally with shareholder-approved "performance-based compensation."

     Submitted by the Compensation Committee:

          Fayez S. Sarofim
          Robert L. Stillwell
          J. R. Walsh, Jr.

Credit Support of Common Unit Purchases
- ---------------------------------------

     The Partnership provided credit support by acting as a co-maker on certain loans made by commercial banks in prior years to certain employees, including Mr. Fagerstone (but not including Mr. Pickens), the proceeds of which were used to purchase common units of the Partnership in open market transactions. In conjunction with the conversion of the Partnership to the Company in December 1991 (the "Corporate Conversion"), the Company assumed the credit support obligations. Mr. Fagerstone's largest outstanding borrowing balance during 1994 was $113,731. At December 31, 1994, all such loans had been repaid by the employees.

Common Stock Purchase Plan
- --------------------------

     The Company has established a Common Stock purchase program whereby employees can buy Common Stock through after-tax payroll deductions. All full-time employees of the Company and its participating affiliates are eligible to participate. The Company pays the brokerage fees for these open market transactions.

Indemnification Arrangements
- ----------------------------

     The Company's Bylaws provide for the indemnification of its executive officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted by the Texas Business Corporation Act. The Company has also entered into indemnification agreements with its executive officers and directors that contractually provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitees' receipt of such benefits. In addition, the Company purchased customary directors' and officers' liability insurance policies for its directors and officers. The Bylaws and agreements with directors and officers also provide for indemnification for amounts (i) in respect of the deductibles for such insurance policies, (ii) that exceed the liability limits of such insurance policies, and (iii) that would have been covered by prior insurance policies of the Company or its predecessors. Such indemnification may be made even though directors and officers would not otherwise be entitled to indemnification under other provisions of the Bylaws or such agreements.

BTC Partners
- ------------

     The Company had entered into an agreement with BTC Partners Inc. ("BTC"), a Delaware corporation, pursuant to which BTC provided certain financial and advisory services to the Company. BTC regularly functioned as part of the Company's management team with respect to financial and other matters. Pursuant to the agreement, BTC received an annual retainer and, in the discretion of the Company, was paid additional fees for services it rendered in connection with financing transactions, debt restructuring activities, acquisitions or dispositions of properties or assets, and other transactions with respect to which BTC assisted the Company. Such amounts were payable in respect of BTC's services to the Company in evaluating, negotiating, and implementing such transactions. The agreement also provided that the Company would provide BTC certain other benefits and support services. The agreement was terminated in June 1994. Stephen K. Gardner, the Company's Chief Financial Officer, was a Vice President and shareholder of BTC prior to assuming his current position with the Company.

                             CERTAIN TRANSACTIONS
                             ====================

     The Company permits Mr. Pickens and his affiliates to use MESA's properties and assets such as equipment, computers, aircraft, and other transportation equipment for noncompany purposes on terms that are not disadvantageous to the Company; however, such terms may be more favorable to Mr. Pickens than those otherwise available to him. Mr. Pickens and affiliates were charged a total of $113,894 in 1994, $79,002 in 1993, and $125,027 in 1992 for the use of these assets (principally use of aircraft).

     MESA periodically conducts business meetings and events and hosts customers and business associates at facilities owned by Mr. Pickens, principally a ranch and hunting facility. MESA pays for the use of these facilities at rates comparable to those charged for similar facilities owned by third parties. MESA paid Mr. Pickens $127,500 in 1994, $157,000 in 1993, and $149,750 in 1992 for the use of the facilities.

           SECURITY OWNERSHIP OF PRINCIPAL OWNERS AND MANAGEMENT
           =====================================================

Security Ownership of Management
- --------------------------------

     The following table presents certain information as to the beneficial ownership of the Company's Common Stock as of March 22, 1995, by the directors, director nominees, and officers of the Company, individually and as a group:

                                                      Number of
                                                      Shares of   Percentage
                                                       Common     of Common
                                                       Stock(1)      Stock
                                                     ----------   ----------
     Directors and Director Nominees:
          Paul W. Cain..............................    215,139       *
          John L. Cox...............................  1,133,500     1.8%
          John S. Herrington........................     10,000       *
          Wales H. Madden, Jr. .....................     22,000       *
          Boone Pickens(2)..........................  4,885,376     7.5%
          Fayez S. Sarofim..........................  1,400,000     2.2%
          Robert L. Stillwell.......................     26,500       *
          J. R. Walsh, Jr.(3).......................     75,620       *
          David H. Batchelder(4)....................       -          *
          Dorn Parkinson(4)(5)......................       -          *

     Officers:
          Dennis E. Fagerstone......................     55,500       *
          Stephen K. Gardner........................     31,229       *
          Andrew J. Littlefair(6)...................     60,438       *
          William D. Ballew.........................     37,603       *
     Directors, Director Nominees, and Officers as a
     group (14 persons).............................  7,952,905    12.2%

* Less than 1.0%

(1) Includes shares issuable upon the exercise of options that are exercisable within sixty days of March 22, 1995, as follows: 951,250 shares for Mr. Pickens; 205,000 for Mr. Cain; 55,500 for Mr.
     Fagerstone; 15,000 for Mr. Gardner; 43,750 for Mr. Littlefair;
     35,500 for Mr. Ballew; and 1,306,000 for all directors and officers as a group.

(2) The above amount includes 7,545 shares of Common Stock owned by several trusts for Mr. Pickens' children of which he is a trustee, and over which shares he has sole voting and investment power, although he has no economic interest therein. The above amounts exclude 2,798 shares of Common Stock owned by Mrs. Pickens as her separate property, as to which Mr. Pickens disclaims beneficial ownership and with respect to which he does not have or share voting or investment power.

(3) Excludes 1,027 shares of Common Stock owned by Mrs. Walsh as her separate property, as to which Mr. Walsh disclaims beneficial ownership and with respect to which he does not have or share voting or investment power.

(4) Messrs. Batchelder and Parkinson have been nominated for election to the Board of Directors pursuant to an agreement with Dennis R. Washington, a stockholder that beneficially owns 2,854,900 shares of Common Stock (approximately 4.5% of the outstanding shares). See "Agreement with Dennis Washington," for additional information.

(5) Excludes 3,800 shares of Common Stock owned by Mr. Parkinson's son as his separate property, as to which Mr. Parkinson disclaims beneficial ownership and with respect to which he does not have or share voting or investment power.

(6) Excludes 1,125 shares of Common Stock owned by Mrs. Littlefair as her separate property, as to which Mr. Littlefair disclaims beneficial ownership and with respect to which he does not have or share voting or investment power.